Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125828, 333-113415 and 333-118809 on Form S-3; Nos. 333-93355, 333-70891, 333-13229, and 333-75395 on Form S-8; of our reports on the consolidated financial statements dated March 10, 2006 (which reports express an unqualified opinion and include an explanatory paragraph regarding revisions made to the consolidated statements of cash flows for the years ended December 31, 2004 and 2003), relating to the financial statements and financial statement schedule of Westar Energy, Inc., and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 10, 2006